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Biogen Idec
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Biogen Idec
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FOR IMMEDIATE RELEASE

Biogen Idec Reports First Quarter 2005 Results

Cambridge, MA, April 27, 2005 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader with leading products and capabilities in oncology and immunology, today reported its first quarter 2005 results.

First Quarter 2005 Highlights

•	Total revenues for the first quarter were $588 million vs. prior year $542 million (an increase of 9%), driven primarily by AVONEX® (Interferon beta-1a) worldwide sales up 5% to $374 million and RITUXAN® (rituximab) co-promotion profits up 20% to $160 million.

•	On a reported basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP), first quarter earnings per share (EPS) were $0.12; excluding merger-related accounting impacts and certain other charges (described below), adjusted non-GAAP EPS were $0.30.

•	Q1 earnings results were impacted by charges of approximately $36 million, or EPS of $0.07, primarily related to the suspension of marketing and commercial distribution of TYSABRI® (natalizumab) on February 28, 2005, which were partially offset by lower operating expenses as marketing and clinical activities for TYSABRI were put on hold. An additional $34 million of charges, or EPS of $0.07, were taken during the quarter for other impairments and write-downs.

Page 2 Biogen Idec Reports First Quarter 2005 Results

•	In the second half of this year, Biogen Idec and Genentech, Inc. expect to submit a supplemental filing for approval of RITUXAN in the U.S. for patients with active rheumatoid arthritis (RA) who are inadequate responders to anti-TNF therapies. The filing will be largely based on a Phase III clinical study of RITUXAN that met its primary endpoint of a greater proportion of RITUXAN-treated patients achieving an American College of Rheumatology (ACR) 20 response at week 24, compared to placebo.

James Mullen, Biogen Idec’s Chief Executive Officer, commented, “While we are disappointed with the events surrounding our voluntary suspension of TYSABRI, we are working diligently through a comprehensive evaluation to determine the appropriate next steps. Even as we focus on this critical, ongoing analysis, our core business remains healthy and growing as evidenced by the underlying strength of our top line revenues.”

Financial Performance

Financial performance in the quarter was affected by the impact of four events, totaling approximately $70 million before tax, or EPS of $0.14 (which are reflected both in our adjusted non-GAAP and GAAP results):

1.	Total charges related to the voluntary suspension of TYSABRI in the first quarter were approximately $36 million before tax, or EPS of $0.07. These charges were comprised of:

•	$23 million for TYSABRI that was manufactured in the first quarter,

•	$6 million for the determination that the Company would no longer proceed with the fill-finish component of its large-scale manufacturing facility in Denmark, and

•	$7 million of accelerated amortization of issuance costs and write-downs of marketable securities related to the expected repurchase of senior notes due in 2032 on April 29, 2005, due to the TYSABRI-related significant reduction in Biogen Idec stock price. The repurchase of all of the notes would result in the reduction of current liabilities on the balance sheet and a cash outflow of approximately $809 million.

2.	In March 2005, the FDA approved a new component for the pre-filled syringe of AVONEX. As a result of the FDA approval, charges of approximately $11 million in write-downs and production cancellation fees were taken related to earlier forms of finished product that will no longer be needed given the recent approval.

3.	Write-downs of approximately $12 million for loan impairments and investments in certain publicly traded securities that were determined to be impaired on an other-than-temporary basis due to events in the first quarter.

4.	Royalty revenues from sales of RITUXAN outside the U.S. were offset by an $11 million royalty credit claimed by collaboration partners for prior periods. This offset is under discussion at this time.

Page 3 Biogen Idec Reports First Quarter 2005 Results

On an adjusted non-GAAP basis, Biogen Idec reported net income of $106 million in the first quarter of 2005 (Q1 2004 adjusted non-GAAP: $143 million). Adjusted non-GAAP EPS was $0.30 for the first quarter of 2005 (Q1 2004 adjusted non-GAAP: $0.40).

On a reported basis, calculated in accordance with GAAP, Biogen Idec reported net income of $43 million (or EPS of $0.12) in the first quarter of 2005 (Q1 2004: net loss of $41 million, or loss per share of $0.12). The difference between adjusted non-GAAP net income and EPS and GAAP net income and EPS in the first quarter were primarily due to pre-tax charges of $86 million of non-cash merger-related accounting impacts, primarily amortization of intangibles, inventory step-up, and other merger-related charges. These adjustments are itemized on the attached reconciliation tables.

Revenue Performance

Revenues for the first quarter of 2005 were up 20% to $160 million (Q1 2004: $134 million) from Biogen Idec’s joint business arrangement with Genentech related to RITUXAN, a treatment for certain B-cell non-Hodgkin’s lymphomas that Biogen Idec co-promotes in the U.S. with Genentech. All U.S. sales of RITUXAN are recognized by Genentech, and Biogen Idec records its share of the pretax co-promotion profits on a quarterly basis. U.S. net sales of RITUXAN were $441 million in the first quarter of 2005 (Q1 2004: $362 million), as reported by Genentech.

Revenues from AVONEX, Biogen Idec’s therapy for patients with relapsing forms of multiple sclerosis (MS), increased 5% in the first quarter to $374 million (Q1 2004: $355 million). In the first quarter of 2005, U.S. sales were $233 million and international sales were $141 million.

Revenues from TYSABRI, a therapy for patients with relapsing forms of MS that Biogen Idec co-developed with Elan Corporation, plc, were $6 million in the first quarter, net of estimated returns associated with the voluntary suspension of the marketing of this product.

Revenues from other products were $18 million in the first quarter (Q1 2004: $18 million). Specifics are provided in Table 4.

Royalties were $27 million in the first quarter of 2005 (Q1 2004: $25 million).

Page 4 Biogen Idec Reports First Quarter 2005 Results

Financial Guidance

The Company anticipates that the charges in the first quarter as well as other expected charges for the balance of the year to adversely impact EPS by $0.25.

The Company anticipates capital expenditures in 2005 to be reduced slightly, to the range of $350 - $425 million.

Recent 2005 Events

•	On February 28, 2005, Biogen Idec and Elan voluntarily suspended TYSABRI from the U.S. market and all ongoing clinical trials. This decision was based on reports of progressive multifocal leukoencephalopathy (PML), a rare and frequently fatal, demyelinating disease of the central nervous system. Biogen Idec and Elan’s comprehensive safety evaluation concerning TYSABRI and any possible link to PML is ongoing. The results of this safety evaluation will be discussed with regulatory agencies to determine possible re-initiation of dosing in clinical trials and future commercial availability.

•	On April 5, 2005, Biogen Idec, Genentech and Roche announced that a Phase III clinical study of RITUXAN met its primary endpoint of a greater proportion of RITUXAN-treated patients achieving an ACR 20 response at week 24, compared to placebo. The study included patients with active RA who have had an inadequate response or were intolerant to prior treatment with one or more anti-TNF therapies.

•	On April 7, 2005, Biogen Idec and Fumapharm AG announced results from a Phase III study designed to evaluate the efficacy and safety of BG-12, an oral fumarate, in the treatment of moderate-to-severe psoriasis. The trial met the primary endpoint and patients receiving BG-12 demonstrated a statistically significant clinical improvement as measured by a lower median psoriasis severity score after 16 weeks of treatment than patients receiving placebo. These data will be used to support a filing for market authorization in Germany this year. Additional Phase III studies would need to be conducted for an application in the U.S.

Conference Call and Webcast

The Company’s earnings conference call for the first quarter will be broadcast via the Internet at 5:00 p.m. ET on April 27, 2005, and will be accessible through the investor relations section of Biogen Idec’s homepage, http://www.biogenidec.com.

About Biogen Idec

Biogen Idec creates new standards of care in oncology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.

Page 5 Biogen Idec Reports First Quarter 2005 Results

Safe Harbor

This press release contains forward-looking statements regarding expected future financial results, plans for our development programs and the potential for TYSABRI.

These statements are based on the Company’s current beliefs and expectations. A number of risks and uncertainties could cause actual results to differ materially. For example, financial results, including future revenue and EPS growth, anticipated levels of expenses, other statements regarding future financial performance, and overall prospects for the Company’s products may be affected by a number of factors, including any unexpected slowing of growth of the markets for AVONEX and RITUXAN, any change in market acceptance of AVONEX and RITUXAN in key markets worldwide, the impact of reimbursement and pricing decisions related to the Company’s products, the impact of competitive products on the Company’s products, any material decreases in sales by licensees of products on which the Company receives royalties, the impact of litigation, the impact of costs related to the suspension of TYSABRI, any unanticipated increase in expenses related to in-licensing and product opportunities, increases in costs related to development of new products and existing products in new indications, and any material issues, delays or failures related to the manufacturing or supply of the Company’s products.

Our long-term growth will depend on the successful development and commercialization of new products. Drug development involves a high degree of risk. For example, the plans for our development programs could be negatively affected if unexpected concerns arise from additional data or analysis, if regulatory authorities require additional information or further studies, or if we were to encounter other unexpected hurdles.

The potential for TYSABRI is subject to a number of risks and uncertainties. There is no assurance, for example, that we will be able to gain sufficient information to fully understand the risks associated with the product. There is also no assurance that the Company and Elan will be able to resume marketing and sales of TYSABRI.

For more detailed information on the risks and uncertainties associated with these forward looking statements and the Company’s other activities, see the periodic reports filed by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

TABLE 1
Financial Results For The First Quarter of 2005
Condensed Consolidated Statements Of Income — GAAP Basis
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004
REVENUES
Product	$397,584	$372,537
Unconsolidated joint business	160,453	133,955
Royalties	26,749	25,213
Corporate partner	3,016	10,037

Total revenues	587,802	541,742

COST AND EXPENSES
Cost of product and royalty revenues	99,609	254,767
Research and development	178,784	158,920
Selling, general and administrative	158,458	131,060
Amortization of acquired intangible assets	75,677	80,860

Total cost and expenses	512,528	625,607

Income (loss) from operations	75,274	(83,865)
Other income (expense), net	(8,926)	11,726

INCOME (LOSS) BEFORE INCOME TAXES	66,348	(72,139)
Income taxes (benefit)	22,890	(30,941)

NET INCOME (LOSS)	$43,458	$(41,198)

BASIC EARNINGS (LOSS) PER SHARE	$0.13	$(0.12)

DILUTED EARNINGS (LOSS) PER SHARE	$0.12	$(0.12)

SHARES USED IN CALCULATING:
BASIC EARNINGS (LOSS) PER SHARE	335,279	333,699

DILUTED EARNINGS (LOSS) PER SHARE	352,173	333,699

TABLE 2
Condensed Consolidated Balance Sheets
(dollars in thousands)

	Mar. 31, 2005	Dec. 31, 2004
Assets:
Current assets
Cash, cash equivalents and securities available-for-sale	$1,151,881	$1,057,942
Accounts receivable, net	275,014	278,637
Inventory	236,624	251,016
Other current assets	320,208	343,449

Total current assets	1,983,727	1,931,044

Long-term securities available-for-sale	1,000,969	1,109,624
Property and equipment, net	1,561,918	1,525,225
Intangible assets, net	3,216,772	3,292,827
Goodwill	1,151,105	1,151,105
Other	148,203	155,933

Total assets	$9,062,694	$9,165,758

Liabilities and shareholders’ equity
Current liabilities	$1,228,529	$1,260,748
Long-term deferred tax liability	895,851	921,771
Non-current liabilities	157,355	156,838
Shareholders’ equity	6,780,959	6,826,401

Total liabilities and shareholders’ equity	$9,062,694	$9,165,758

TABLE 3
Financial Results For The First Quarter of 2005
Condensed Consolidated Statements Of Income — Operating Basis
(in millions, except per share amounts)

The non-GAAP financial measures presented below are utilized by Biogen Idec management to gain an understanding of the comparative financial performance of the Company. Management believes that the non-GAAP financial measures are useful because they exclude those non-operational activities or transactions that are not necessarily relevant to understanding the trends of the Company or the prospects of future performance. The presentation of this information is not meant to be considered in isolation or as a substitute for GAAP financial measures. Numbers may not foot due to rounding.

	Three Months Ended
	March 31,
	2005	2004
Earnings per share — Diluted:
GAAP	$0.12	($0.12)
Adjusted Pro Forma (Non-GAAP)	$0.30	$0.40
AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ON A GAAP BASIS AND NET INCOME ON A NON-GAAP BASIS IS AS FOLLOWS:
GAAP Net Income/(loss)	$43.5	($41.2)
COGS: Fair value step up of inventory acquired from former Biogen, Inc	9.3	194.3
R&D: Merger related costs		2.2
SG&A: Merger related costs	0.5	4.4
Purchase accounting: Amortization of acquired intangible assets related to the merger with former Biogen, Inc.	75.7	80.9
Income taxes: Income tax effect of reconciling items	(23.1)	(98.0)

Non-GAAP Net Income	$105.8	$142.6

Adjustments were made to conform prior periods to current year presentation including adoption of EITF 03-06, which requires allocation of income to certain holders of equity and debt instruments.

TABLE 4

Biogen Idec Inc
Product Revenues for First Quarter 2005
(in thousands)

	Three Months Ended
	March 31,
	2005	2004
PRODUCT REVENUES
Avonex®	$373,585	$354,718
Amevive®	12,017	12,987
Tysabri®	5,946	—
Zevalin®	6,036	4,832

Total Product Revenues	$397,584	$372,537